  EXHIBIT 5.1

Law Offices of

KIMBERLY L. RUDGE, P.A.

4654 State Road 64 East, #133

Bradenton, Florida 34208

(941) 747-5290 phone

(866) 640-6858 facsimile

krudge@tampabay.rr.com

September 8, 2015

Turbine Truck Engines, Inc.

Attn: Enzo Cirillo, CEO

11120 NE 2nd Street, Suite 200

Bellevue, WA 98004

Re: Registration Statement on Form S-8

Dear Mr. Cirillo:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by Turbine Truck Engines, Inc. of 5,000,000 shares of common stock, par value $.001 (the “Shares”), of the Company. The Shares are covered by the Registration Statement and may be sold pursuant to the Registration Statement and the 2015 Incentive Compensation Plan (“Plan”).

In my capacity as counsel to the Company, I have examined the original, certified, conformed, Photostat or other copies of the Company’s Articles of Incorporation, By-laws, the Plan and various other documents and instruments as I deemed necessary. In all such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and I express no opinion thereon.

Subject to and in reliance upon the foregoing, it is my opinion that, as of the date hereof, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Sincerely,

/s/ Kimberly L. Rudge

Kimberly L. Rudge, Esq.